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                                      MASSACHUSETTS ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)

                                                                Years Ended December 31,
                                                                -------------------------------------------------------------
                                                 1998         1997       1996        1995        1994
                                                 ----         ----       ----        ----        ----
                                                                    (In Thousands)
Net Income                                     $ 50,386    $ 65,758     $37,926    $29,101     $34,726
----------

Add income taxes and fixed charges
----------------------------------
  Current federal income taxes                   10,978      34,244      25,867      9,437      (6,762)
  Deferred federal income taxes                  18,558         912      (6,052)     6,156      24,932
  Investment tax credits - net                   (1,086)     (1,103)     (1,118)    (1,132)     (1,228)
  Massachusetts franchise tax                     6,999       7,514       4,479      3,935       4,681
  Interest on long-term debt                     27,073      27,612      27,089     25,901      20,967
  Interest on short-term debt and other           7,368       7,214       6,473      6,784       6,366
                                               --------    --------     -------    -------     -------
Net earnings available for fixed charges       $120,276    $142,151     $94,664    $80,182     $83,682
                                               --------    --------     -------    -------     -------

Fixed charges:
  Interest on long-term debt                   $ 27,073    $ 27,612     $27,089    $25,901     $20,967
  Interest on short-term debt and other           7,368       7,214       6,473      6,784       6,366
                                               --------    --------     -------    -------     -------
     Total fixed charges                       $ 34,441    $ 34,826     $33,562    $32,685     $27,333
                                               ========    ========     =======    =======     =======

Ratio of earnings to fixed charges                 3.49        4.08        2.82       2.45        3.06
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